EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated November 13, 2008, with respect to the statements of condition including the related portfolios of The Dow Jones Large Cap Growth Strategy 2008-4 and The Dow Jones Large Cap Value Strategy 2008-4 (included in Van Kampen Unit Trusts, Series 809) as of November 13, 2008, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-153521) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
November 13, 2008